Exhibit 99.7

Trading Data

The following table sets forth all transactions with respect to Ordinary Shares effected during the past sixty (60) days by Altria. All such transactions were open-market purchases effected through a broker. The total number of Ordinary Shares purchased by Altria during such period was 11,941,937.

Date	Amount of Securities Acquired		Average Price (1)	Low Price (1)	High Price (1)

10/11/2016	297,963		$126.90	$126.37	$127.36
10/11/2016	327,037		$127.69	$127.39	$127.91
10/12/2016	627,634		$127.02	$126.58	$127.57
10/12/2016	297,366		$127.79	$127.60	$128.29
10/13/2016	990,672		$126.90	$126.39	$127.38
10/13/2016	109,328		$127.63	$127.41	$127.94
10/13/2016	54,270	(2)	$127.24	$126.72	$127.72
10/13/2016	5,730	(2)	$127.77	$127.73	$127.80
10/14/2016	79,700		$127.08	$126.42	$127.41
10/14/2016	206,557		$128.17	$127.47	$128.46
10/14/2016	363,743		$128.75	$128.48	$128.90
10/14/2016	90,000	(2)	$128.87	$128.77	$129.00
10/17/2016	1,000,000		$128.42	$127.89	$128.82
10/17/2016	100,000	(2)	$127.98	$127.78	$128.33
10/18/2016	1,513,346		$128.37	$127.91	$128.90
10/18/2016	186,654		$129.00	$128.92	$129.23
10/18/2016	275,000	(2)	$128.33	$128.12	$128.50
10/19/2016	219,342		$127.80	$127.37	$128.36
10/19/2016	780,658		$128.71	$128.38	$128.88
10/19/2016	191,937	(2)	$128.70	$128.57	$128.73
10/20/2016	1,570,363		$127.49	$126.78	$127.77
10/20/2016	1,329,637		$127.89	$127.79	$128.26
10/20/2016	125,000	(2)	$127.76	$127.52	$128.01
10/21/2016	1,174,009		$127.12	$126.53	$127.42
10/21/2016	25,991		$127.47	$127.45	$127.56

(1)	Prices exclude brokerage commissions. Altria undertakes to provide upon request of the SEC staff full information regarding the number of shares purchased or sold at each separate price.
(2)	Represents purchases of American Depositary Receipts